Exhibit 99.1

Manitex International, Inc. Announces Refinancing For its ASV Joint Venture

$65 Million Unitranche Facility Led by PNC Bank Replaces

Previous Working Capital and Term Debt Facilities

BRIDGEVIEW, Il., December 28, 2016 – Manitex International, Inc. (NASDAQ:MNTX), a leading international provider of straight mast, knuckle boom and industrial cranes, today announced that on December 23, 2016 its ASV., LLC joint venture entity completed a new Unitranche credit agreement with PNC Bank, National Association, member of The PNC Financial Services Group, Inc. and another lender to provide a $65 million, 5-year credit facility. This new facility replaces ASV’s previous revolving credit and term loan facilities with two North American lenders and provides reduced interest costs, less restrictive financial covenants and will allow a faster deleveraging of debt to ASV. The new facility consists of a $35 million revolving credit facility and two term loans totaling $30 million. A total of $46.7 million was drawn at closing. The indebtedness is collateralized by substantially all of ASV’s assets and the joint venture partner’s equity in the joint venture. The full details of this agreement can be found in the Current Report on Form 8-K filed by Manitex today with the SEC, accessible both at www.sec.gov and at www.manitexinternational.com in the investor relations section.

ASV, LLC Chief Executive Officer, Andrew Rooke commented, “We are excited to announce the successful refinancing of ASV, which provides an immediate benefit of lower interest cost, expected to be approximately $1.0 million on an annual basis, and establishes a more flexible facility as we enter 2017, the third year of our operation as an independent Joint Venture. This is a key action to strengthen our financial position and support the future growth of our business. The interest cost savings we secure from this refinancing will be used to repay Term Debt at a faster rate than under our prior agreement, thereby accelerating our deleveraging.”

The company expects to incur a charge in the fourth quarter of 2016 to reflect a prepayment at closing of $0.4 million and the remaining unamortized balance of costs associated with the previous credit facility, which is expected to impact Q4 net earnings by approximately $2.2 million.

About ASV

ASV, LLC is a joint venture between Manitex International, Inc. and Terex Corporation, and manufactures and sells a line of high quality compact track and skid steer loaders under the ASV and Terex brands from its facility in Grand Rapids, Minnesota.

About Manitex International, Inc.

Manitex International, Inc. is a leading worldwide provider of highly engineered specialized equipment including boom trucks, cranes, Our products, which are manufactured in facilities located in the USA, and Italy, are targeted to selected niche markets where their unique designs and engineering excellence fill the needs of our customers and provide a competitive advantage. We have consistently added to our portfolio of branded products and equipment both through internal development and focused acquisitions to diversify and expand our sales and profit base while remaining committed to our niche market strategy. Our brands include Manitex, PM, ASV, Badger, Sabre, and Valla. ASV, our Joint Venture with Terex Corporation, manufactures and sells a line of high quality compact track and skid steer loaders.

Contact:

Manitex International, Inc.	Darrow Associates, Inc.
David Langevin	Peter Seltzberg, Managing Director
Chairman and Chief Executive Officer	Investor Relations
(708) 237-2060	(516) 419-9915
djlangevin@manitexinternational.com	pseltzberg@darrowir.com